Exhibit 99.1 Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Ronald W. Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000

Tier Announces Signing of Definitive Agreement to Acquire ePayments Solutions Provider

RESTON, VA, January 20, 2009 - Tier Technologies, Inc. (Nasdaq: TIER) today announced that it signed a definitive agreement to purchase substantially all of the assets of ChoicePay, Inc., a leading ePayments solution provider based in Tulsa, Oklahoma.   The transaction is for $7.5 million in cash at closing and an earn-out based upon a percentage of the profitability of future defined new client business not to exceed $2.0 million.   Tier believes the transaction will be immediately accretive.

ChoicePay delivers secure, convenient and innovative electronic payment solutions through advanced technology. The Company serves its customers with the mission of streamlining high-volume bill payment processes. Billers can accept customer payments by electronic check, credit card or cash using a superior Internet, Interactive Voice Response (IVR), call center, kiosk, and agent payment platforms.  As of December 31, 2008, ChoicePay had over 50 contracts and reported $10.1 million in annual revenue.

Commenting on the acquisition, Ronald L. Rossetti, Chairman and Chief Executive Officer of Tier stated, "We are excited about today’s acquisition announcement. ChoicePay is a respected industry leader with a solid technology platform and strong relationships with a growing client base, especially in the utilities market.  This is a strategic acquisition for Tier as we seek to enhance our electronic payment solutions on a cutting edge platform.”

Nina Vellayan, Chief Operating Officer commented further, “We are pleased about the synergies between the two companies.  ChoicePay immediately increases our footprint in the rapidly growing utility vertical while accelerating Tier’s access to new products and services as a result of the modern technology in their operating platform.”

About Tier Technologies, Inc.

Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients with electronic payment processing and other transaction processing services. Headquartered in Reston, Virginia, Tier Technologies serves over 3,300 electronic payment processing clients throughout the United States, including federal, state, and local governments, educational institutions, utilities and commercial clients. Through its subsidiary, Official Payments Corporation, Tier delivers payment processing solutions for a wide range of markets. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements. Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company's ability to realize revenues from its business development opportunities; the timing and completion of the divestment of the Company's non-core assets; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's annual report on Form 10-K for the fiscal year ended September 30, 2008 filed with the SEC.